Exhibit 10.27

March 1, 2014

Mr. Stephen M. Bachelder

Dear Mr. Bachelder:

The purpose of this letter is to confirm your continuing employment with Lakeland Industries, Inc. on the following terms and conditions:

1.	THE PARTIES

This is an Agreement, effective as of March 1, 2014 (the “Effective Date”), between Stephen M. Bachelder, (hereinafter referred to as “you”), and Lakeland Industries, Inc., a Delaware corporation, with a principal place of business located at 701 Koehler Avenue, Suite 7, Ronkonkoma, NY  11779-7410 (hereinafter the “Company”).

2.	TERM

The term of the Agreement shall be for a 3 year period from the Effective Date through and including March 1, 2017 unless sooner terminated as provided herein (the “Term”).

3.	CAPACITY

You shall be employed in the capacity of Chief Operating Officer of Lakeland Industries, Inc. with such responsibilities and duties as may be assigned from time to time by the CEO as are consistent in all material respects with the responsibilities and duties typically assigned to a Chief Operating Officer, and as addressed in Annex B attached hereto and made a part hereof.

You agree to devote your full time and attention and best efforts to the faithful and diligent performance of your duties to the Company and shall serve and further the best interests and enhance the reputation of the Company to the best of your ability.

4.	COMPENSATION

As full compensation for your services, you shall receive the following from the Company:

(a)	An annual base salary of $290,000 payable bi-weekly (the “Base Salary”); and

(b)	Participation, if and when eligible, in such pension plans, profit sharing plans, medical and disability plans, stock appreciation rights plans, stock option plans, ESOP or 401(k) plans as are generally maintained by the Company for its employees from time to time when any such plans are or become effective; and

(c)	Such benefits as are provided from time to time by the Company to its officers and employees; provided however that your annual vacation shall be for a period of three weeks, with no more than two such weeks taken at any one time; and

(d)	Reimbursement for any dues and expenses incurred by you that are necessary and proper in the conduct of the Company’s business; and

(e)	An annual bonus as set forth in Section 5 of this Agreement (the “Annual Bonus”).

5.	ANNUAL BONUS

During the Term, in addition to Base Salary, you have the opportunity to earn an Annual Bonus under an incentive compensation plan as determined by the Compensation Committee of the Board of Directors of the Company (the “Board”). In May of each year during the Term commencing in 2014, you may be awarded an Annual Bonus of between 80% and 120% of your target bonus amount of $85,000, subject to adjustment by the Compensation Committee from time to time (the “Target Bonus Amount”). Such Annual Bonus shall be calculated based upon the Company’s actual earnings per share (“EPS”) as compared to an EPS target amount (the “FY EPS Target”), EPS threshold amount (the “FY EPS Threshold”) or EPS maximum amount (the “FY EPS Maximum”) for such year set by the Compensation Committee with input from you; provided, however, the Compensation Committee shall have final decision-making authority. More particularly, (i) 80% of the Target Bonus Amount will be awarded to you as an Annual Bonus if the Company’s actual EPS equals or exceeds the FY EPS Threshold but is less than the FY EPS Target, (ii) 100% of the Target Bonus Amount will be awarded to you as an Annual Bonus if the Company’s actual EPS equals or exceeds the FY EPS Target but is less than the FY EPS Maximum, and (iii) 120% of the Target Bonus Amount will be awarded to you as an Annual Bonus if the Company’s actual EPS equals or exceeds the FY EPS Maximum. Payment of the Annual Bonus, if any, due you, shall be made in accordance with the Company’s normal payroll procedures, but no later than June 1 following the year for which the Annual Bonus was earned. The Annual Bonus will be calculated each May during the Term.

6.	NON-COMPETITION/SOLICITATION/CONFIDENTIALITY

In consideration for the severance provisions granted herein, during your employment with the Company and for 18 months thereafter, you shall not, either directly or indirectly, as an agent, employee, partner, stockholder, director, investor or otherwise, engage in any business in competition with the business of the Company within the Company’s market area(s).  You shall also abide by the Code of Ethics Agreement and other Corporate Governance Rules.  You shall disclose prior to the execution of this Agreement (or later on as the case may be) all business relationships you presently have or contemplate entering into or enter into in the future that might affect your responsibilities or loyalties to the Company.

During your employment with the Company and for 18 months thereafter, you shall not, directly or indirectly, hire, offer to hire or otherwise solicit the employment or services of, any employee of the Company on behalf of yourself or any other person, firm or entity.

Except as may be required to perform your duties on behalf of the Company, you agree that during your employment with the Company and for a period of 18 months thereafter, you shall not, directly or indirectly, solicit, service, or accept business from, on your own behalf or on behalf of any other person, firm or entity, any customers or potential customers of the Company with whom you had contact during your employment or about whom you acquired confidential information during your employment.

Except as required in your duties to the Company, you shall not at any time for 5 years after your employment, directly or indirectly, use or disclose any confidential or proprietary information relating to the Company or its business or customers which is disclosed to you or known by you as a consequence of or through your employment by the Company and which is not otherwise generally obtainable by the public at large.

In the event that any of the provisions in this Section 6 shall ever be adjudicated to exceed limitations permitted by applicable law, you agree that such provisions shall be modified and enforced to the maximum extent permitted under applicable law.

7.	TERMINATION

You or the Company may terminate your employment prior to the end of the Term upon written notice to the other party in accordance with the following provisions:

(a)	Voluntary Termination. You may terminate your employment voluntarily at any time during the Term by providing the Company with 60 days prior written notice. If you do so, except for Good Reason (as defined below), you shall be entitled to receive from the Company your (i) accrued and unpaid Base Salary through the date of termination (which shall be on the date that is 60 days after the date on which you give notice of resignation to the Company), (ii) any Annual Bonus earned for the year completed prior to the year of termination but not yet paid, and (iii) any other employee benefits generally paid by the Company up to the date of termination (collectively (i), (ii), and (iii), the “Accrued Obligations”).

(b)	Death. This Agreement shall automatically terminate on the date of your death without further obligation to you other than for payment by the Company to your estate or designated beneficiaries, as designated in writing to the Company, of (i) the Accrued Obligations through the last day of the month in which your death occurs, and (ii) a pro-rata portion of the Annual Bonus, if any, for the year of termination up to and including the date of death which shall be determined in good faith by the Compensation Committee of the Board. Your estate or beneficiaries, as applicable, shall also be entitled to all other benefits generally paid by the Company on an employee’s death.

(c)	Disability. This Agreement and your employment shall terminate without any further obligation to you if you become “totally disabled” (as defined below) other than for payment by the Company of (i) the Accrued Obligations though the last day of the month in which you are deemed to be totally disabled and (ii) a pro-rata portion of the Annual Bonus, if any, for the year of termination up to and including the date you are deemed to be totally disabled as determined in good faith by the Compensation Committee of the Board.

You shall be deemed to be “totally disabled” in you are unable, for any reason, to perform any of your duties and obligations to the Company, with or without a reasonable accommodation, for a period of 90 consecutive days or for periods aggregating 120 days in any period of 180 consecutive days.

(d)	Cause. The Company may terminate your employment at any time for “Cause” (as defined below) and this Agreement shall terminate immediately with no further obligations to you other than the Company shall pay you, within thirty days of such termination, the Accrued Obligations up to the date of such termination for Cause.

(e)	Termination by the Company Without Cause or by you for Good Reason. If, during the Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined below), in either such case, other than within 24 months after a Change in Control (which is covered by Subsection (f) below), you shall be entitled to receive from the Company, subject to your continued compliance with the restrictive covenants contained in Section 6 hereof and your execution and non-revocation of a release of claims substantially in the form attached hereto as Annex A, (i) the Accrued Obligations payable within 15 days after the date of termination (or, in the case of the prior year’s Annual Bonus, at such time such bonus is payable pursuant hereto), (ii) an additional 12 months of your then current Base Salary, payable in equal monthly installments beginning with the first payroll date after the date on which the release of claims becomes effective and can no longer be revoked, and (iii) a pro rata portion of the Annual Bonus, if any, for the year of termination up to and including the date of termination which shall be determined in good faith by the Compensation Committee of the Board and paid at such time as such bonus is payable pursuant hereto.

(f)	Termination by the Company Without Cause or by you for Good Reason within 24 Months After a Change in Control. If, during the Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason, in either such case, within 24 months after a Change in Control (as defined below), you shall be entitled to receive from the Company, subject to your continued compliance with the restrictive covenants contained in Section 6 hereof and your execution and non-revocation of a release of claims substantially in the form attached hereto as Annex A, (i) the Accrued Obligations payable within fifteen days after termination (or, in the case of the prior year’s Annual Bonus, at such time such bonus is payable pursuant hereto), (ii) a lump sum amount equal to 24 months of Base Salary in effect as of the date of termination of employment or the year immediately prior to the Change in Control, whichever is higher, and (iii) two times the Target Bonus Amount in effect as of the date of termination of employment or the year immediately prior to the Change in Control, whichever is higher. The severance payments under sub-paragraphs (ii) and (iii) hereof shall be paid with the first payroll date after the date on which the release of claims becomes effective and can no longer be revoked.

(g)	Notwithstanding the foregoing, if your severance payments payable hereunder constitute nonqualified deferred compensation subject to 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the period in which you must execute the release begins in one calendar year and ends in another, the severance payments will be made in the later calendar year.

(h)	For purposes of this Agreement:

(i)          “Cause” shall mean termination based upon: (A) your failure to substantially perform your material duties and responsibilities with the Company, after a written demand for such performance is delivered to you by the Company, which identifies the manner in which you have not performed your duties or responsibilities, (ii) your commission of an act of fraud, theft, misappropriation, dishonesty or embezzlement, (iii) your conviction for a felony or pleading nolo contendere to a felony, (iv) your willful and continuing failure or refusal to carry out, or comply with, in any material respect any reasonable directive of the President or the Board consistent with the terms of this Agreement, or (v) your material breach of any provision of this Agreement.

(ii)          “Good Reason” shall mean the occurrence of any of the following events without your prior written consent:

(A)	the failure of the Company to pay your Base Salary or Annual Bonus when due and if earned, other than an inadvertent administrative error or failure, within 10 days of receipt of notice by you,

(B)	a reduction by the Company in your Base Salary,

(C)	a material diminution in your authority or responsibilities from those described herein,

(D)	any material breach of this Agreement by the Company, or

(E)	a failure of the Company to have any successor assume in writing the obligations under this Agreement.

(ii)	“Change in Control” shall mean the occurrence of any of the following events during the Term:

(A)	any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value and total voting power of the stock of the Company; provided, however, that for purposes of this subsection (A), the following acquisitions shall not be deemed to result in a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company or an affiliate of the Company, or (3) any acquisition by (x) any employee benefit plan (or related trust) intended to be qualified under Section 401(a) of the Code or (y) any trust established in connection with any broad-based employee benefit plan sponsored or maintained, in each case, by the Company or any corporation controlled by the Company (collectively (1), (2) and (3), the “Exempt Acquisitions”);

(B)	any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30% or more of the total voting power of the Company’s stock; provided, however, that none of the Exempt Acquisitions shall constitute a Change in Control.

(C)	individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (a “Person” within the meaning of the Exchange Act) other than the Board; or

(D)	a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder (other than a subsidiary or an affiliate of the Company), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets of the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all assets of the Company immediately before such acquisition(s).

Notwithstanding the foregoing, a Change in Control shall not include any event, circumstance or transaction that results from an action of any Person, entity or group which includes, is affiliated with or is wholly or partly controlled by one or more executive officers of the Company and in which you participate directly or actively (other than a renegotiation of your employment arrangements or in your capacity as an employee of the Company or any successor entity thereto or to the business of the Company).

8.	NOTICES

Any notices required to be given under this Agreement shall, unless otherwise agreed to by you and the Company, be in writing and delivered either personally, by overnight courier service (such as Federal Express) or sent by certified mail, return receipt requested and addressed as follows: if to the Company, at its headquarters at 701 Koehler Avenue, Suite 7, Ronkonkoma, NY  11779-7410, or if to you, at your address or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice shall be effective when actually received by the addressee.

9.	ASSIGNMENT AND SUCCESSORS

The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  This Agreement may not be assigned by the Company unless the assignee or successor (as the case may be) expressly assumes the Company’s obligations hereunder in writing.  In the event of a successor to the Company or the assignment of the Agreement, the term “Company” as used herein shall include any such successor or assignee.

10.	AMENDMENT, WAIVER OR MODIFICATION

No amendment, waiver or modification in whole or in part of this Agreement or any term or condition hereof shall be effective against any party unless in writing and duly signed by the party sought to be bound.  Any waiver of any breach of any provision hereof or right or power by any party on one occasion shall not be construed as a waiver of or a bar to the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

11.	SEPARABILITY

Any provision of this Agreement which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without effecting the remaining provisions hereof, which shall continue in full force and effect.  The unenforceability or invalidity of any provision of the Agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.	GOVERNING LAW AND ARBITRATION

This Agreement shall be interpreted and construed in accordance with the laws of the State of New York without regard to its choice of law principles.  Any dispute, controversy or claim of any kind arising under, in connection with, or relating to this Agreement or your employment with the Company shall be resolved exclusively by binding arbitration.  Such arbitration shall be conducted in New York City in accordance with the rules of the American Arbitration Association (“AAA”) then in effect.  The costs of the arbitration (fees to the AAA and for the arbitrator(s)) shall be shared equally by the parties, subject to apportionment or shifting in the arbitration award.  In addition, the prevailing party in arbitration shall be entitled to reimbursement by the other party for its reasonable attorney’s fees incurred.  Judgment may be entered on the arbitration award in any court of competent jurisdiction.

13.	SECTION 409A

It is the intent of the parties to this Agreement that all compensation and benefits payable or provided to you under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to Section 409A of the Code, the parties shall cooperate to amend this Agreement with the goal of giving you the economic benefits described herein in a manner that does not result in such tax being imposed.

14.	HEADINGS

The headings contained in this Agreement are for convenience only and shall not effect, restrict or modify the interpretation of this Agreement.

This Agreement may be signed by facsimile or electronically, and may be signed in one or more counterparts.

[Signature Page Follows]

LAKELAND INDUSTRIES, INC.

AGREED AND ACCEPTED	By:	/s/ Thomas McAteer
Thomas McAteer
Chairman of the Compensation
Committee of the Board
/s/ Stephen M. Bachelder
Stephen M. Bachelder
Chief Operating Officer

By:	/s/ Duane Albro
Duane Albro
Director-Compensation Committee Member

By:	/s/ A. John Kreft
A. John Kreft
Director-Compensation Committee Member

ANNEX A

General Release

IN CONSIDERATION OF good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Employment Agreement, effective as of March 1, 2014 (the “Agreement”), by and between Stephen Bachelder (the “Executive”) and Lakeland Industries, Inc. (the “Company”), the Executive on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its past present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, relating to the Executive’s employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law relating to the Executive’s employment by the Company and the cessation thereof, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the New York State and New York City Human Rights Laws, the New York Labor Laws, and any other equivalent or similar federal, Oregon state, or local statute; provided, however, that the Executive does not release or discharge the Released Parties from (i) any rights to any payments, benefits or reimbursements due to the Executive under the Agreement; or (ii) any rights to any vested benefits due to the Executive under any employee benefit plans sponsored or maintained by the Company.  It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.

The Executive represents and warrants that he fully understands the terms of this General Release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this General Release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding.  However, nothing in this General Release shall preclude or prevent the Executive from filing a claim, which challenges the validity of this General Release solely with respect to the Executive’s waiver of any Losses arising under the ADEA. The Executive shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.

The Executive may take twenty-one (21) days to consider whether to execute this General Release.  Upon the Executive’s execution of this general release, the Executive will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company.  If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof (the “Effective Date”).

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

/s/ Stephen M. Bachelder
Stephen M. Bachelder

Dated:	3/1/14